Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Innovative Industrial Properties, Inc.

Park City, Utah

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 25, 2021, relating to the consolidated financial statements and financial statement schedule and the effectiveness of Innovative Industrial Properties, Inc.’s internal control over financial reporting, of Innovative Industrial Properties, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

January 24, 2022